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                                                                   EXHIBIT 10.14

                        EMPLOYMENT AND COMPENSATION AGREEMENT


     This Employment and Compensation Agreement (the "Agreement") is entered into in Contra Costa County, California, as of the day 19th of April, 1999, by and between, a corporation ("Finet"), Finet Holdings Corporation, a Delaware corporation ("Finet", collectively herein "Employer") and Chris Skeadas ("Employee"), who agree as follows:

     This Agreement is made with reference to the following facts:

     A.  Employer is engaged in the residential mortgage business.

     B. Employee desires to perform services for Employer and Employer desires to engage Employee to perform services in accordance with the terms and conditions set forth in this Agreement.

     Now therefore, in consideration of the foregoing and of the covenants, representations and promises set forth in this Agreement, the parties hereto, agree as follows:

1.   EMPLOYMENT.

     a. Employer hereby offers Employee employment with Employer, and Employee hereby accepts employment on the terms and conditions contained in this Agreement.

     b. Employee shall serve as Executive Vice President and Chief Technology Officer of Finet, reporting directly to Finet's CEO. In that capacity, Employee shall faithfully and diligently carry out such duties and have such responsibilities as are indicated in Addendum D. Employee agrees to the best of his ability and experience to perform loyally and conscientiously all of the duties and responsibilities required of him, either expressly or implicitly, by the terms of this Agreement.

     c.   Location of Employee's employment shall be as determined by Employer.

     d. This Agreement is subject to satisfactory performance as technical advisor to Employer, as well as Employee engaging in full-time employment on the date of this Agreement.

2. TERM OF EMPLOYMENT. Employee's Term of Employment in accordance with the terms of this Agreement, shall commence as of April 19, 1999. The term of this Agreement shall end on the earlier of 12/31/00, or as is otherwise specified in this Agreement (the "Term of Employment").

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3.   COMMITMENT.  Except as is otherwise provided herein, during the Term of
Employment Employee shall devote one hundred (100%) percent of his entire productive time, ability, and attention to the business of the Employer. Except as is otherwise provided herein, Employee shall not render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the President of Finet. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of the CEO of Finet. Notwithstanding the foregoing, this Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement.

4.   COMPETITIVE ACTIVITIES.

     a. During the Term of Employment, Employee shall not, directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services that compete directly or indirectly with Employer's products and services or Employer's business, without first obtaining the written approval of Employer. Such approval may be rescinded by Employer if and when, in the opinion of Employer, such activities materially inhibit Employee's performance under this Agreement or place Employer at risk.

     b. For one year following his termination as an Employee of, or consultant to, Employer, whichever occurs later ("Posttermination Period"), Employee shall not be prohibited from employment in the mortgage industry involving activities similar to those engaged in prior to becoming an Employee of or consultant to Employer, except in the case of involuntary termination, Employee shall not undertake any employment or activity competitive with Employer's business in which the loyal and complete fulfillment of the duties of the competitive employment or activity would call on Employee to reveal or otherwise to use any confidential business information or trade secrets of Employer's business to which Employee had access by reason of his prior engagement by Employer.

     c. During the Term of Employment and the Posttermination Period, Employee shall not, directly or indirectly, either for himself or for any other person, firm, or corporation, divert or take away or attempt to divert or take away (and during the Posttermination Period, call on or solicit or attempt to call on or solicit) any of Employer's customers or patrons, including but not limited to those on whom he called or whom he solicited or to whom he catered or with whom he became acquainted during his prior engagement by Employer. Nothing herein shall limit Employee's right during the Posttermination Period, to call on or solicit or attempt to call on or solicit any of Employer's customers or patrons on whom he called or whom he solicited or to whom he catered or with whom he became acquainted during the period prior to his engagement by Employer.


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     d.   During the Term of Employment, Employee shall not undertake planning for or organization of any business activity competitive with Employer's business or combine or join with other employees or representatives of Employer's business for the purpose of organizing any such competitive business activity.

     e. During the Term of Employment and the Posttermination Period, Employee shall not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Employer to terminate his employment or engagement.

5.   COMPENSATION.

     a. As compensation for the services to be rendered by Employee hereunder during the Term of Employment, Employer shall pay Employee a Base Salary and additional compensation based upon the performance of Employee, as is more specifically set forth in Addendum A to this Agreement ("Adjusted Base Salary and other provisions").

     b. Employee's Adjusted Base Salary, will be payable in accordance with Employer's customary payroll practices.

6. BENEFITS. In addition to the compensation described herein above, during the Term of Employment, Employee shall be eligible to receive the following benefits:

     a. Such health insurance and other benefits that Employer may, from time to time, make available to Employer's employees.

     b. Four weeks vacation time, sick leave, holidays and personal time in accordance with Employer's vacation and absence policies, which Employer may, from time to time, maintain for employees at Employee's level of employment.

     c. Reimbursement of allowed business expenses, upon submission of documentation in accordance with Employer's regular expense reimbursement policies, for reasonable business expenses incurred on behalf of Employer by Employee.

     d. Participation in any savings plan, 401(k) plan, profit sharing plan or pension plan, which Employer may, from time to time, maintain for employees at Employee's level of employment, subject to plan eligibility.


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7.   CONFIDENTIAL INFORMATION.

     a. Employee recognizes that, during the course of his employment with Employer, he will be exposed to certain nonpublic, confidential information, the disclosure of which to third parties would cause competitive injury to Employer. Such confidential information includes but is not limited to Employer's investment plans or strategies, trade secrets, sources of supply, customer lists, lists of potential customers, customer or consultant contracts and the details thereof, pricing policies, operational methods, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, unannounced products and services, research and development activities, processes, formulas, methods, techniques, technical data, know-how, inventions, designs, financial or accounting data, inventory reports, production schedules, cost and sales data, strategies, forecasts, and all other information that is not publicly available pertaining to the business of Employer or any of
its affiliates.   Such confidential information is hereinafter referred to as
"Confidential Information".

     b. Confidential Information shall not include (i) any information which is or becomes publicly available other than through breach of this Agreement, or
(ii) any information which is or becomes known or available to Employee on a non-confidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Employee.

     c. Employee agrees that he will not, while he is employed by Employer, divulge Confidential Information to any person, directly or indirectly, except to Employer or its officers and agents, or as reasonably required in connection with his duties on behalf of the Employer, except as is required by law or court order. Employee further agrees not to use, except on behalf of the Employer, any Confidential Information acquired by Employee during the Term of Employment. Employee agrees that he will not at any time after his employment with Employer has ended, divulge to any person, directly or indirectly, any Confidential Information, except as is required by law or court order. Employee further agrees that, if his relationship with the Employer is terminated for any reason, he shall not take with him but will leave with Employer all records, papers, and computer software and data, and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data, or copies are not on the premises of Employer, Employee agrees to return such papers, records, and computer software and data immediately upon his termination). Employee acknowledges that all such papers, records, computer software and data, or copies thereof are and remain the property of Employer.

8. VOICE MAIL AND ELECTRONIC MAIL. All voice mail and electronic mail on Employer's telephone or computer systems are the property of Employer and shall be non-personal, non-private and non-privileged to Employee, and Employee shall disclose to Employer all codes or passwords necessary for Employer to access such voice mail or electronic mail.

9. COOPERATION. As a condition of his employment with Employer, Employee agrees that he will not disrupt, damage, impair, or interfere with the business of the Employer, such as by


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interfering with the duties of the Employer's employees, disrupting relationships with Employer's customers, agents, representatives, or vendors, or otherwise.

10.  TERMINATION.

     a. Employee may terminate this Agreement for any reason or for no reason upon providing Employer with sixty (60) days prior written notice of his intention to terminate.

     b. Employer may terminate this Agreement upon written notice to Employee prior to its expiration date for just cause or due to the Employee's death or substantial physical impairment which prevents Employee from performing his duties and responsibilities as set forth herein. For purposes of this Section, "just cause" is defined as the failure of Employee to perform his duties and responsibilities as set forth herein to the satisfaction of Employer or a violation of Section(s) 3., 4., 7., 8., or 9. of this Agreement; fraud, misappropriation of funds, embezzlement, theft, physical assault on another person, drunkenness on the job, possession or use of narcotics on Employer's property, willful and material damage to Employer's property, conviction of a felony, repeated or material violations of Employer's policies.

     c. In the event Employee's employment is terminated, whether by Employer for "just cause", as is defined herein or due to the Employee's death, or by Employee as provided herein, Employer shall have no further obligation to pay any compensation to or benefits on behalf of Employee, however all compensation accrued as of the date of termination shall be paid to Employee within forty five (45) days of termination.

          Also, see addendum C to this Agreement ("Early Termination").

     d. Upon termination of his employment, Employee agrees to deliver promptly to Employer all records, files, drawings, documents, specifications, blueprints, letters, notes, reports and computer software, and all copies thereof, and any and all materials relating to Employer's Confidential Information that is in his possession or control. At the time of termination, Employee will have an exit interview with Employer wherein Employee will certify that Employee has returned to Employer all tangible Confidential Information disclosed to him, and disclose Inventions conceived or developed by him during the Term of Employment.

     e.   Sections 4., 7., 10., 11., 12., 13., 14., 15., and 16., hereof, shall survive termination of this Agreement.

11. ASSIGNMENT. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that, as Employer has specifically contracted for Employee's services, Employee may not assign or delegate his duties and responsibilities under this Agreement either in whole or part without the prior written consent of Employer. Employer may assign its rights and obligations to a successor in interest to Employer, provided such successor assumes all obligations and liabilities thereunder.


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12.  SEVERABILITY OF PROVISIONS.  In the event any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and
(d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

13. MEDIATION AND ARBITRATION. Initially all claims and controversies of any kind relating to this Agreement shall be submitted to mediation pursuant to the services of an established mediation service with the venue of the mediation being San Francisco, CA. In the event the matter cannot be disposed of by mediation, all claims and controversies of any kind relating to this Agreement shall be finally settled by binding arbitration before a single arbitrator in San Francisco, CA, in accordance with the rules of the American Arbitration Association. The parties to this Agreement shall be bound by the decisions in an any such arbitration, and judgment upon such arbitration may be entered by any court of proper jurisdiction. Notwithstanding the applicable rules of the American Arbitration Association, in accordance with California Code of Civil Procedure Section 1283.1 (b), the parties agree that depositions may be taken and discovery obtained in any arbitration proceeding relating to this Agreement in accordance with California Code of Civil Procedure Section 1283.05. Attorney's fees and costs shall be allocated by agreement in mediation or by the arbitrator in arbitration.

14. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by certified mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service, to the recipient at the address below indicated:

     To Employee:     Chris Skeadas
                      834 Parkes Run Lane
                      Villanova, PA   19085

     To Employer:     Executive Vice President of Administration
                      Finet Holdings Corporation
                      3021 Citrus Circle, #150
                      Walnut Creek, CA 94598

     ,or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or if mailed, five (5) days after deposit in a U.S. Postal facility.

15. ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement contains the sole, complete, final, exclusive and entire agreement between the parties pertaining to the employment


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of Employee by Employer and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations or discussions, whether oral or written.

16. CHOICE OF LAW. The rights and duties of the parties will be governed by the law of the State of California, excluding any choice-of-law rules that would require the application of laws of any other jurisdiction.

17. INSURANCE. Employee shall cooperate at no cost to him with Employer, should Employer wish to purchase key-man insurance on Employee's life.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     EMPLOYER                            EMPLOYEE


By: /s/ Mark L. Korell                           By: /s/ Chris Skeadas
    ---------------------------                      ---------------------------
    Mark L. Korell                                   Chris Skeadas

Its:      Chairman and CEO
    ---------------------------


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                                  ADDENDUM "A"

                    ADJUSTED BASE SALARY AND OTHER PROVISIONS


     1. Employee shall be entitled to receive a Base Salary and Incentive Compensation, subject to performance, as is more specifically set forth in this Addendum A.

     2. Employee shall be entitled to receive as Base Salary the sum of $185,000 per annum during the Term of Employment, payable in accordance with Employer's customary payroll practices.

     3. In addition to Base Salary, Employee shall be entitled to receive possible Incentive Compensation, to be awarded at the discretion of the CEO with concurrence from the Board Compensation Committee.


     4. Employee shall receive a special allowance of $2500 per month to accommodate travel from his home to Finet headquarters office, as well as living and transportation expenses while in California.


     5. Employee agrees to spend at least three weeks per month working in CA through August 31, 1999, and thereafter, at least two weeks per month in CA. Employer and Employee both agree to manage this arrangement with flexibility and the Employer's interests in mind, and will have a formal review of the Employer/Employee relationship between March 3rd and March 17th, 2000.

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                                  ADDENDUM "B"

                                  STOCK OPTION

     1. (a) As contained in the Technical Advisor Agreement dated March 2, 1999, in addition to the Adjusted Base Salary, Employee shall be granted stock options to purchase up to 350,000 shares of Finet common stock ("Shares"), at a price of $2.25 per Share ("Options"), vesting 100,000 shares on May 2, 1999 and 100,000 shares on March 2, 2000, 50,000 shares on March 2, 2001, 50,000 shares on March 2, 2002, and 50,000 shares on March 2, 2003, conditioned upon Employee's continued employment by Employer ("Vested Options").

         (b) For the purpose of this provision, Employee may only exercise Granted Options that are Vested. The terms and conditions of the Option shall remain subject to and interpreted in conformity with the Finet Holdings Corporation 1998 Stock Option Plan, as may be amended from time to time.

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                                  ADDENDUM "C"

                                EARLY TERMINATION


     1. In the event Employee's employment is terminated by Employer without "just cause", or if a person or entity gains ownership of over 35% of the outstanding shares of Finet, provisions and obligations in Addendum A (Paragraph 2.) shall be applicable. The company shall continue to pay base salary compensation for the remaining term. All share grants and options or warrants shall fully vest upon the date of employment termination or acquisition of 35% of outstanding shares. Employee shall have up to 90 days from termination date to exercise such options or warrants.

     2. No severance shall be paid if Employee voluntarily terminates or is terminated for cause.

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                                  ADDENDUM "D"

               EXECUTIVE VICE PRESIDENT & CHIEF TECHNOLOGY OFFICER

RESPONSIBILITIES

- Overall strategic vision and leadership for technology research, development and utilization.

-    Build a strong technology team committed to excellence and success

- Management of all information technology functions, including infrastructure, communication systems, loan origination systems, servicing systems and so on

- Internet and electronic commerce products and services technical development and management

- Key involvement in external strategic relationships, including Freddie Mac, Fannie Mae, website alliances and partnerships and so on

- Actively contribute to creating a high performance organization and achieving business plan goals

-    Management of hardware and software technology vendors and partners

-    Represent the company at technology forums and conferences

- Actively participate in overall corporate strategy and policy discussions and decisions

-    Member of Operating Committee